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                                                                    Exhibit 99.1


THE NASDAQ STOCK MARKET, INC.                                             NASDAQ




June 12, 1996

Mr. Hurley C. Reed
President
MPTV, Inc.
3 Civic Plaza
Suite 210
Newport Beach, CA 92660

Dear Mr. Reed:

Our office is in receipt of correspondence from the Company's Counsel, dated May 19, 1996 and May 22, 1996, in which MPTV, Inc. (the "Company") outlined its proposal for compliance with the continuing listing requirements of The Nasdaq SmallCap Market-SM-. The Company presently does not meet the minimum bid price of $1.00 or the alternative requirement.(1) MPTV, Inc. was notified of the bid price deficiency in the staff's correspondence, dated May 6, 1996.
Subsequently, the Company filed its Form 10-K for the period ended December 31, 1995 and its Form 10-Q for the period ended March 31, 1996. The Company stated its capital and surplus as $625,339 at March 31, 1996. Thus, MPTV, Inc. presently does not meet the $1,000,000 minimum capital and surplus requirement for continued listing.(2) The Company was advised of this additional deficiency and provided an opportunity to amend its original submission.

In its plan of compliance, MPTV, Inc. stated that the Company is presently conducting a private placement of 12% convertible notes in the amount of $6,800,000, with an option to raise an additional $3,200,000. The underwriting is being conducted by J.E. Liss and Company. It is the Company's position that these notes will provide the framework for MPTV, Inc. to raise additional equity capital in the near future. The Company stated that it was in final negotiations to convert over $1,500,000 of accrued interest into equity and to obtain collateral to secure a $262,000 note receivable from an officer, which would be restated as a current asset. MPTV, Inc., Inc. represented that these negotiations would be completed and documented on or before June 7, 1996. The Company also proposed a one for ten reverse split and estimated that the process would be completed in sixty days. The stock split must be approved by the Company's shareholders. The Company will be required to submit a proxy statement to the Securities and Exchange Commission for approval. MPTV, Inc, is requesting a sixty day extension to implement its plan.

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     (1)Section 1(c)(4), Part II, Schedule D of the NASD By-Laws.

     (2)Section 1(c)(3), Part II, Schedule D of the NASD By-Laws.


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After careful consideration, the staff has determined that the compliance plan submitted by MPTV, Inc. does not warrant an extension of time. The staff believes that the length of time for the extension is excessive. The Company has not met the capital and surplus requirement since December 31, 1995 and has not demonstrated any revenues during the past two fiscal years. MPTV, Inc. represented that it was in negotiations, which would provide short-term compliance with the capital and surplus requirement. MPTV, Inc. stated that the conversion of the interest to equity and the collateral arrangements for the $262,000 note would be completed by June 7, 1996, and that the Company would provide evidence to show compliance. To date [June 12, 1996], the staff has not received any such documentation. In its submission, the Company presented no plans for long-term compliance. While MPTV, Inc. has indicated its willingness to execute an immediate stock split, the staff notes that the Company has been aware for over 90 days that it has not met the $1.00 bid price requirement or the alternative. The staff notes that the closing bid price of the common stock has been below $1.00 since August 1994. MPTV, Inc. has not has not taken any action to implement a stock split. Because the Company does not have a current reverse stock split plan in place, the staff has no basis to assume that MPTV, Inc. could attain or maintain the minimum $1.00 bid price within the next sixty days.

Finally, the staff is mindful that The Nasdaq Stock Market is entrusted with the authority to preserve and strengthen the quality and public confidence in the stocks listed on our market. The staff notes that were it not for the Company's Nasdaq SmallCap Market listing, the common stock of MPTV, Inc. would be considered a "penny-stock" security, as defined under the Securities and Exchange Rule 3a51-1.(3) As such, the staff believes it is appropriate to afford the Company's shareholders and potential shareholders the additional protection contemplated under the "Penny-Stock Disclosure Rules", as provided in the Securities Enforcement Remedies and Penny Stock Reform Act of 1990 and subsequent amendments.

In light of the aforementioned concerns, the Company will not be afforded an extension of time in which to achieve compliance with the continuing listing requirements of The Nasdaq SmallCap Market. Accordingly, the securities of MPTV, Inc. will be delisted from The Nasdaq SmallCap Market, effective with the close of business on Wednesday, June 26, 1996.

If you have any questions regarding the compliance issues discussed above, please contact Ms. Kit Milholland at (800) 955-8105.


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     (3) SEC Rule 3a51-1 defines the term "penny stock" as any equity, other than certain excluded securities, which, among other things, fail to have: 1] price of $5 per share or more, excluding any broker-dealer commission, commission-equivalent, markup, or markdown; 2] [a] more than $2 million of net tangible assets [total assets less intangible assets less liabilities], if the issuer has operated continuously for at least three years, or at least $5 million of net tangible assets, if the issuer has operated continuously for less than three years; or [b] average revenues of at least $6 million for the last three years.


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Very truly yours,

  /s/

Perry Peregoy
Vice President - Listings
Nasdaq Market Services